Exhibit 99.(14)(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 3 to Registration Statement No. 333-211408 on Form N-14 of our report, dated August 24, 2016, relating to the financial statements and financial highlights of Brookfield Mortgage Opportunity Income Fund Inc., appearing in the Annual Report on Form N-CSR of Brookfield Mortgage Opportunity Income Fund Inc. for the year ended June 30, 2016, and to the references to us under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

Deloitte & Touche LLP

Chicago, Illinois

October 14, 2016